EXHIBIT 99.1

MAA Announces Final Results and Settlement of Exchange Offers and Consent Solicitations Relating to Senior Notes Previously Issued by Colonial Realty Limited Partnership

MEMPHIS, Tenn., December 13, 2013 — Mid-America Apartment Communities, Inc. (NYSE: MAA) today announced the final results and settlement of the previously announced exchange offers by its operating partnership, Mid-America Apartments, L.P. (“MAALP”), to exchange any and all of the 6.25% Senior Notes due 2014 (the “Existing 2014 Notes”), 5.50% Senior Notes due 2015 (the “Existing 2015 Notes”) and 6.05% Senior Notes due 2016 (the “Existing 2016 Notes” and, collectively with the Existing 2014 Notes and the Existing 2015 Notes, the “Existing Notes”) issued by Colonial Realty Limited Partnership, a wholly owned subsidiary of MAALP (“CRLP”), for cash and MAALP’s new 6.25% Senior Notes due 2014, 5.50% Senior Notes due 2015 and 6.05% Senior Notes due 2016 (collectively, the “New Notes”), respectively, each with registration rights (collectively and, including the related consent solicitations, the “Exchange Offers”). MAALP has been advised by D.F. King & Co., Inc., the information agent for the Exchange Offers, that:

•	$154,235,000, or approximately 80.24%, aggregate principal amount of the Existing 2014 Notes ;

•	$169,161,000, or approximately 91.45%, aggregate principal amount of the Existing 2015 Notes; and

•	$68,130,000, or approximately 90.54%, aggregate principal amount of the Existing 2016 Notes,

had been validly tendered and not validly withdrawn as of the expiration date of 11:59 p.m., New York City time, on December 10, 2013.

In accordance with the terms of the Exchange Offers, MAALP has accepted all of the Existing Notes that were validly tendered for exchange. The final settlement took place today, December 13, 2013, and a total of $391,477,000 New Notes was issued in exchange for such tendered Existing Notes. A total of $37,980,000 aggregate principal amount of Existing 2014 Notes, $15,820,000 aggregate principal amount of Existing 2015 Notes and $7,116,000 aggregate principal amount of Existing 2016 Notes remained outstanding after settlement of the Exchange Offers.

Based on the results described above, MAALP, on behalf of CRLP, received and accepted the requisite consent from the holders of the Existing Notes and amended the indenture governing the Existing Notes to (1) allow for the satisfaction of CRLP’s reporting obligations under such indenture to be satisfied through the filing or delivery of annual reports, quarterly reports and other documents of MAALP, (2) remove substantially all of the restrictive covenants and certain affirmative covenants applicable to CRLP, (3) eliminate an event of default and (4) modify certain other provisions. Such amendments became effective today, December 13, 2013.

The New Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state and may not be offered or sold in the United States absent registration or an exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release is neither an offer to sell, nor the solicitation of an offer to buy, nor a solicitation of consents with respect to any securities, nor shall there be any sale of the New Notes in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

The New Notes were offered only to qualified institutional buyers as defined in Rule 144A under the Securities Act in reliance on the exemption provided by Section 4(a)(2) of the Securities Act or outside the United States to institutions other than “U.S. persons” in reliance upon Regulation S under the Securities Act.

About MAALP

MAALP is the operating partnership of MAA, a Memphis, Tennessee-based self-administered and self-managed real estate investment trust that focuses on acquiring, owning and operating apartment communities in the Sunbelt region of the United States.